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AVANTGO, INC.

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SYBASE, INC.

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Subject Company: AvantGo, Inc.
Commission File No.: 000-31561

SYBASE, INC. QUARTER 4 AND YEAR END EARNINGS RELEASE

     During the Quarter 4 and Year End Earnings Release made by Sybase, Inc. on January 28, 2003, several comments made by John Chen, President, Chairman and Chief Executive Officer of Sybase, and Pieter Van der Vorst, Chief Financial Officer of Sybase, included statements related to the proposed acquisition of AvantGo, Inc. by Sybase. These statements are transcribed below.

[The call began with a discussion led by Mr. Chen and Mr. Van der Vorst regarding matters unrelated to Sybase’s proposed acquisition of AvantGo]

Mr. CHEN:

     Okay. Another area that we’re getting bigger is the mobile middle ware. We are now ranked as the number one mobile middle ware vendor per IBC in their equivalent of the metric quarters. And guess who the second one is. Number two is actually AvantGo. So as you all know we recently announced that our intention to acquire AvantGo – now every time I say we’re acquiring AvantGo, my lawyer reminds me that we are intending to acquire AvantGo. So I apologize up front if I slip again.

     But we have an intention to acquire AvantGo. Pieter’s going to talk a little bit about the process, where we are, later on.

MR. VAN DER VORST:

     Right.

Mr. CHEN:

     And which reflect our interest and confidence in this space and position iAnywhere to extend a leadership in the mobile wireless market. So AvantGo will bring us also an entry into the consumer wireless portal business together with their partner, or now soon to be our partner, Microsoft. And also it’s a launching point for some of the technology we need to expand the enterprise by providing the mobile aps and the mobile device, that interface to the server, which of course, we’re strong in.

     So if you could step back on the whole business, which you’re very, very bullish about. We are the biggest in the mobile database. We are one, you know, one – we’re tied for number one in the mobile middle imbedded space and we are ranked as number one and with the acquisition of AvantGo we’ll be number one and two, which is therefore number one on mobile middle ware and now we have mobile aps and we’ve gotten into the mobile consumer portal. I believe that’s pretty much helped us cover most of the footprint and the market served – you add all the numbers together, it’s close to a billion dollars a year and it’s growing. I mean, our estimate was most of them grow I’d say about 15% annually for the next five years. And that I think is a reasonable number.

     Anyway, so that’s kind of the gist of the whole iAnywhere and our integration. Those two are kind of the biggest, most positive areas for Sybase in 2003. We’ll come back to some of the numbers.

[Further discussion unrelated to Sybase’s acquisition of AvantGo]

Mr. CHEN:

     Our third point, our mobile and wireless offering is attracting much greater interest in the enterprise level and our pending acquisition of AvantGo will position iAnywhere very well and not only to maintain our leadership in the mobile and wireless market but to further that lead where we have more competitions. So all believe that we’ll put a stake in the ground with AvantGo and in this area we’re not going to let anyone get close to us in challenging our number one position.

     Given that we executed well in fourth quarter in 2002 and there is some good pipeline and good business volume, there’s a real temptation to be a little bit more optimistic for going into Q1 and 2003 as a whole. However, I think we would like to be a little cautious. We’d like to see the sustained growth in the pipeline first before we go to be bullish and I think we’ll be more responsible for us to take a more cautious step given the fact that there is a lot of uncertainty in the environment both politically and economically.

     So for the coming year we think that we’re going to grow our top line about 3% that’s what we’re going to model. And I think that this is consistent from what I talk about last quarter. And as we included our intended acquisition or pending acquisition of AvantGo, our top line should go approximately 4% because we estimated that AvantGo in the second half will bring roughly about $8 to 10 million in revenue.

[Further discussion unrelated to Sybase’s acquisition of AvantGo]

MR. VAN DER VORST:

     As you may recall, moving on to AvantGo, we announced our intent to acquire AvantGo for $38 million in cash. As a quick update we are still expecting the acquisition to be completed later this quarter, possibly as soon as the end of February. At that time, the employees product services of AvantGo will join Sybase’s iAnywhere Solutions subsidiary and be based out of our Dublin headquarters. We are still expecting the acquisition to be accretive for the full year 2003.

[Further discussion unrelated to Sybase’s acquisition of AvantGo and a series of questions unrelated to Sybase’s acquisition of AvantGo]

OPERATOR:

     Your next question comes from the line of David Beck with RBC Capital Markets.

[General introductions followed]

MR. BECK:

     Just a couple of questions on the database revenues. First on the impact – do you see this more aggressive behavior by IBM on – do you see that impacting new license revenue at all? And then secondly, I’d like to just sort of take that into the support revenues on the database and ask about how that – how pricing – how some of the customers are reacting to some of their support pricing and if you’d notice any pressure push back from them at all?

MR. CHEN:

     Okay. So let me take the second question first, because we have some data. You know, every year we model somewhere around 5% pricing pressure from support and in Q4 – and this is not the advice of customers to be more aggressive than me. In Q4 we didn’t see that. We actually see that our customers are comfortable with the maintenance renewal. We actually see an up tick in maintenance renewals.

MR. BECK:

     That’s different though than the pricing pressure though, isn’t it? The renewal rate and then the pricing pressure.

MR. CHEN:

     We see a lot of the – we didn’t see a lot of the pricing negotiation on support.

MR. BECK:

     Okay. Very good.

MR. CHEN:

     Now we do see pricing negotiation on license.

MR. BECK:

     Okay.

MR. CHEN:

     Okay. And so now go back to your point, your question number one, which is does that mean that is more aggressive from IBM in the top end, Microsoft on the bottom, probably so. And so the way we model our 2003 business, you know, you notice that we said we’ve got about 3% or 4% growth on the top line including AvantGo. What we are basically saying is, you know, the Bearing Point, the People Soft CRM solution, and other solution we’re going to bring on, some of the Linux providers, Digital China, you know, which are system integrators that come on board will offset some of the pricing pressure that we’re going to kind of expect it to see.

     Now new license – no, we don’t want to get overly bullish because we only see a data point of one quarter. New license we win some good new license sale in database in Q4. And, you know, not overwhelmingly so, but we do win it and we expect that to continue.

MR. BECK:

     Would it be fair to say that, John, on an average basis the pricing goes down, but you make it up in volume because of these OEM relationships, plus new market opportunities like China?

MR. CHEN:

     Yes. It’s fair to say that. That’s the way I model it. Yes.

[Series of questions unrelated to Sybase’s acquisition of AvantGo]

MR. CHEN:

     So let me go recap. 2003 we talked about that 2003 looks pretty good to us. The business we expect to be stable. Core business to be stable. Whatever pricing competitions or pressures that we may see, we’re going to offset it by some of the partnership growth in some of the verticals and if we don’t see the pricing pressures then of course you all know that will be good business to us. Very bullish with, you know, the Bearing Point and the People Soft and the NEC of the world and the Digital China of the world.

     In 2003 expected growth from integration business roughly about – I’d say about 15% year over year. I think the wireless and mobile business with AvantGo is going to grow itself by 10% of so with AvantGo is probably another 10%. So if you do the math, which I did, you know, you quickly get to 35 million bucks with AvantGo, which is about 3 to 4% of the top line.

###

In connection with Sybase’s proposed acquisition of AvantGo, on January 24, 2003, AvantGo publicly filed a definitive proxy statement and has filed and will file other relevant documents concerning the transaction with the Securities and Exchange Commission. STOCKHOLDERS OF AVANTGO ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents by contacting Investor Relations, AvantGo, 25881 Industrial Boulevard, Hayward, CA 94545 (Telephone: (510) 259-4000). In addition, documents filed with the SEC by AvantGo will be available free of charge at the SEC’s web site at http://www.sec.gov. AvantGo began mailing the definitive proxy statement to its stockholders on January 28, 2003.

SYBASE FORWARD LOOKING STATEMENTS: Statements concerning the benefits of Sybase’s acquisition of AvantGo, future growth, future operating results, future products, future product availability, the completion of the acquisition, and Sybase’s plans following completion of the acquisition are by nature “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of uncertainties and risks and cannot be guaranteed. Factors that could cause actual events or results to differ materially include the risk that the merger may not be consummated in a timely manner, if at all, risks regarding employee relations, risks relating to shifts in customer demand, rapid technological changes, availability and quality of third party content, competitive factors and unanticipated delays in scheduled product availability and other risks concerning Sybase and AvantGo and their respective operations that are detailed in the period filings with the SEC of Sybase and AvantGo, including their most recent filings on Form 10-K and Form 10-Q.